Exhibit 99.1

Media Contact:	News Release
Lisa Bottle +1 704 423 7060	Goodrich Corporation
Four Coliseum Centre
Laurie Tardif +1 704 423 7048	2730 West Tyvola Road
Charlotte, NC 28217-4578
Investor Relations: Paul Gifford +1 704 423 5517	USA www.goodrich.com

For Immediate Release
Goodrich Corporation Signs Agreement to Acquire Atlantic Inertial Systems
•	Acquisition supports strategy to grow world-class military capabilities, enhances sensor capabilities for the defense market
CHARLOTTE, NC, Nov. 17, 2009 – Goodrich Corporation (NYSE:GR) has signed an agreement with an investment affiliate of J.F. Lehman & Company to acquire AIS Global Holdings LLC (AIS). AIS, known as Atlantic Inertial Systems, is a leading provider of mission-critical guidance, stabilization and navigation products and systems for the military and defense market. The transaction is expected to close by the end of 2009, subject to customary government approvals. Sales in 2009 for the business are expected to be approximately $180 million, and are expected to grow significantly over the next several years. The purchase price is approximately $375 million, reflecting a multiple of slightly less than nine times 2009 estimated adjusted earnings before interest, taxes, depreciation and amortization (EBITDA). The acquisition is expected to be slightly accretive to earnings in 2010, including the impact of purchase accounting adjustments.
AIS employs approximately 800 people at facilities located in Cheshire, Conn; Heath, Ohio; Plymouth, UK; and Totowa, N.J. Major customers include defense prime contractors as well as U.S. and allied military forces around the world. Primary products include inertial sensors, inertial measurement units (IMUs), integrated IMU/GPS systems, stability systems, and terrain avoidance systems for missiles, military aircraft and land systems. AIS will become part of Goodrich’s Sensors and Integrated Systems business, within its Electronic Systems segment. For more information, visit www.atlanticinertial.com.
Marshall Larsen, Goodrich Chairman, President and Chief Executive Officer said, “This acquisition provides the company with another high growth platform in the defense market that builds on existing Goodrich capabilities. AIS’ portfolio of inertial sensors is an excellent complement to Goodrich’s guidance, control and navigation systems. Combining our engineering strengths and technology will enable us to further support U.S. and allied forces across the full spectrum of guidance and control systems. AIS joins our other recent acquisitions such as Sensors Unlimited, TEAC Aerospace, Recon/Optical and Cloud Cap Technology in advancing performance and capability for our customers, and clearly supports our balanced growth strategy to increase our defense footprint with proprietary products that the military needs today.”

Christopher Holmes, Chief Executive Officer of AIS, said, “We are looking forward to joining Goodrich and combining our capabilities to benefit the markets we serve.”
J.F. Lehman & Company is a private equity investment firm that focuses exclusively on acquiring middle market companies in the defense, aerospace and maritime industries.
Goodrich Corporation, a Fortune 500 company, is a global supplier of systems and services to aerospace, defense and homeland security markets. With one of the most strategically diversified portfolios of products in the industry, Goodrich serves a global customer base with significant worldwide manufacturing and service facilities. For more information visit http://www.goodrich.com.
Goodrich Corporation operates through its divisions and as a parent company for its subsidiaries, one or more of which may be referred to as “Goodrich Corporation” in this press release.
Forward Looking Statements
Certain statements made in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the company’s future plans, objectives, and expected performance, including the reference to the expected impact of the transaction on future earnings. Specifically, statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” or “plan,” are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. The company cautions readers that any such forward-looking statements are based on assumptions that the company believes are reasonable, but are subject to a wide range of risks, and actual results may differ materially.
Important factors that could cause actual results to differ include, but are not limited to realization of anticipated synergies after the completion of the transaction. Further information regarding the factors that could cause actual results to differ materially from projected results can be found in the company’s filings with the Securities and Exchange Commission, including in the company’s Annual Report on Form 10-K for the year ended December 31, 2008 and the company’s quarterly report on Form 10-Q for the quarter ended September 30, 2009.

The company cautions you not to place undue reliance on the forward- looking statements contained in this release, which speak only as of the date on which such statements were made. The company undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date on which such statements were made or to reflect the occurrence of unanticipated events.
GR — Electronic Systems
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